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               FOR IMMEDIATE RELEASE

               Michael J. Monahan  (612)  293-2809  (Tel)
                                   (612)  225-3123  (Fax)


                           ECOLAB INC. ANNOUNCES
                    RENEWAL OF SHAREHOLDER RIGHTS PLAN


     ST. PAUL, Minn., February 27, 1996: Ecolab Inc. announced today that its board of directors approved the extension of the benefits afforded by Ecolab's existing shareholder rights plan by adopting a new rights plan.

     Pursuant to a new rights agreement between Ecolab Inc. and First Chicago Trust Company of New York, as Rights Agent, one right will be issued for each outstanding share of Ecolab common stock upon the expiration of Ecolab's existing rights on March 11, 1996. Each of the new rights will entitle the registered holder, upon the occurrence of certain events, to purchase from Ecolab one one-hundredth of a share of Series A Junior Participating Preferred Stock, at a price of $115. However, in the event any person acquires 15% or more of the outstanding common stock, or the board of directors declares a holder of 10% or more of the outstanding common stock to be an "adverse person," the rights, subject to certain exceptions contained in the rights plan, will instead become exercisable for Ecolab common stock having a market value at such time equal to twice the exercise price of a right. The new rights are redeemable under certain circumstances at $.01 per Right and will expire, unless earlier redeemed, on March 11, 2006.

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     The new rights plan, like the existing rights plan, is
intended to promote continuity and stability, deter coercive or partial offers which will not provide fair value to all shareholders and enhance the board of directors' ability to represent all shareholders and thereby maximize shareholder value.

     Ecolab is the leading global developer and marketer of premium cleaning, sanitizing and maintenance products and services for the hospitality, institutional and industrial markets. For the year ended December 31, 1995, Ecolab reported sales of $1.3 billion and earnings of $99 million, or $1.50 per share; including European Joint Venture sales of $0.9 billion, Ecolab's global coverage exceeded $2 billion. Ecolab shares are traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol ECL.

     Ecolab news releases and other investor information are now available on the Internet at http://www.shareholder.com/ecolab/;
and by telephone at 1-800-FACT-ECL.

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